Exhibit 99.1

NOVAGOLD Announces Election of Directors and Voting Results from

2019 Annual Shareholder Meeting

May 21, 2019 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (TSX, NYSE American: NG) (“NOVAGOLD” or “the Company”) is pleased to announce the detailed voting results on the items of business considered at its Annual General Meeting of Shareholders held on May 16, 2019 (the “Meeting”). All proposals were approved and all nine director nominees were elected. A total of 262,216,970 or 80.62% of the Company’s issued and outstanding shares were represented at the Meeting. Rick Van Nieuwenhuyse, NOVAGOLD’s former President and Chief Executive Officer, retired from the Board after 20 years of service to the Company and Ethan Schutt was newly elected to the Board.

NOVAGOLD Thanks Rick Van Nieuwenhuyse for his Service

“On behalf of the Board of Directors of NOVAGOLD, I would like to express sincere appreciation to Rick for his vision in endowing NOVAGOLD with great assets which formed the foundation for value creation for our shareholders,” said Dr. Thomas Kaplan, NOVAGOLD’s Chairman. “Rick was the one who identified Donlin Gold as an exceptional deposit and shepherded its initial advancement into one of the world’s largest and highest-grade known open pit gold deposits. Just as importantly, his unwavering commitment toward improvement of living conditions in the remote communities of both Alaska and British Columbia has become an integral part of NOVAGOLD’s corporate culture. We wish him all the best in both his personal life and professional endeavors.”

Ethan Schutt joins the Board of Directors of NOVAGOLD

The Company is also pleased to announce the election of Ethan Schutt to its Board, effective May 16, 2019. Mr. Schutt is the Chief of Staff of Alaska Native Tribal Health Consortium (ANTHC). ANTHC provides health services as well as training, health education, disease and injury prevention and rural water and sewer construction for Alaska Native people. In his current role, Mr. Schutt executes coordination and support activities to ensure proper prioritization and alignment of ANTHC resources. Prior to joining ANTHC, Mr. Schutt served as General Counsel, later becoming Senior Vice President of Land and Energy Development for Cook Inlet Region Inc. (CIRI). In that capacity, he led a team of professionals managing application of CIRI’s Alaska Native Claims Settlement Act (ANCSA) lands toward exploration for oil and gas as well as mineral and other natural resource development. Mr. Schutt holds a Bachelor of Science degree with honors in mathematics from Washington State University and a Juris Doctor degree from Stanford Law School.

“We are delighted to welcome Ethan to the Board,” added Dr. Kaplan. “His firsthand knowledge and appreciation of issues affecting Alaska and its Native communities is an important part of our day-to-day operations. NOVAGOLD is truly fortunate to have Ethan on its team and we are looking forward to his valuable counsel and advice.”

Shareholder Voting Results

The Shareholders voted on the following matters at this year’s Meeting.

Proposal 1 – Setting the Number of Directors

The vote was carried to adopt an ordinary resolution setting the number of Directors at ten. The votes according to proxies received were as follows:

Votes For	207,556,811	99.52%
Votes Against	992,264	0.48%

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Proposal 2 – Election of Directors

The nominees listed in NOVAGOLD’s Management Information Circular were elected as Directors of the Company. Detailed results of the votes are set out below:

Proposal 1	Outcome of the Vote	Votes by Ballot
Election of Directors		Votes For	Votes Withheld
Sharon Dowdall	Carried	206,423,961 (98.96%)	2,160,292 (1.04%)
Dr. Diane Garrett	Carried	203,613,351 (97.62%)	4,970,902 (2.38%)
Dr. Thomas Kaplan	Carried	207,860,882 (99.65%)	723,371 (0.35%)
Gregory Lang	Carried	207,930,854 (99.69%)	653,399 (0.31%)
Igor Levental	Carried	205,356,831 (98.45%)	3,227,422 (1.55%)
Kalidas Madhavpeddi	Carried	207,156,041 (99.32%)	1,428,212 (0.68%)
Clynton Nauman	Carried	206,606,096 (99.05%)	1,978,157 (0.95%)
Ethan Schutt	Carried	207,686,980 (99.57%)	897,273 (0.43%)
Anthony Walsh	Carried	207,360,165 (99.41%)	1,224,088 (0.59%)

Proposal 3 – Appointment of Auditors

The vote was carried for the Appointment of the Auditors, PricewaterhouseCoopers LLP. The votes according to proxies received were as follows:

Votes For	260,738,373	99.45%
Votes Withheld	1,443,419	0.55%

Proposal 4 – Say-On-Pay Advisory Vote

The vote was carried on the Say-On-Pay Advisory Vote. The votes according to proxies received were as follows:

Votes For	173,946,528	83.41%
Votes Against	33,572,353	16.10%
Abstentions	1,030,194	0.49%

NOVAGOLD Continues its Shareholder Engagement Program

During the 2019 proxy season, NOVAGOLD placed calls to or met in person with its shareholders owning 40,000 or more shares, representing more than 85% of the Company’s issued and outstanding common shares entitled to vote at the Meeting.

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Following the Meeting, the Board met and appointed Ethan Schutt to serve on the Audit and Corporate Communications Committees, replacing Kalidas Madhavpeddi and Rick Van Nieuwenhuyse, respectively. Mr. Madhavpeddi replaced Mr. Van Nieuwenhuyse on the Environment, Health, Safety, Sustainability and Technical Committee.

Full details of all proposals are fully described in the Company’s Management Information Circular dated March 26, 2019 available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov, and the detailed results of voting on each proposal are included in the Report of Voting Results filed on SEDAR and on EDGAR.

NOVAGOLD Contact:

Mélanie Hennessey
Vice President, Corporate Communications

Allison Pettit
Manager, Investor Relations

604-669-6227 or 1-866-669-6227

www.novagold.com

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